EXHIBIT 99.1

Sharps Compliance Corp. Reports Second Quarter Fiscal 2011 Financial Results

  Professional market billings up 38% and 25% for the quarter and year-to-date period, respectively, on targeted telemarketing activities and improved sales through distributor network
  Retail and core Government market billings delayed by temporary suspension of TakeAway System™ Envelope Solution
  Balance sheet remains strong with a cash balance of $17.8 million, working capital of $21.9 million and no debt as of December 31, 2010
  Pipeline for the TakeAway System™ Envelope Solution expands with the program re-launch
  Developing opportunities as retail pharmacies demonstrate initiatives to improve customer interaction and health care relationships
  Realigning sales and marketing resources for stronger near-term growth potential

HOUSTON, Jan. 26, 2011 (GLOBE NEWSWIRE) -- Sharps Compliance Corp. (Nasdaq:SMED) ("Sharps" or the "Company"), a leading full-service provider of cost-effective management solutions for medical waste and unused medications generated outside the hospital and large healthcare facility setting, today reported $4.6 million in revenue for the second quarter of fiscal year 2011 ended December 31, 2010. Revenue in the fiscal 2010 second quarter was $16.0 million and included $11.5 million from the product build-out phase from a major contract with a large U.S. Government agency. For the six months ended December 31, 2010, revenue was $9.8 million compared with $31.4 million for first six months of fiscal 2010, of which $22.4 million was associated with the Government contract.

Net loss for the fiscal 2011 second quarter was $807 thousand, or $0.05 per diluted share, compared with net income of $5.6 million, or $0.38 per diluted share, in the prior year period. Net loss was $1.6 million, or $0.11 per diluted share, for the six months ended December 31, 2010 compared with net income of $11.4 million, or $0.78 per diluted share, in the corresponding period of prior fiscal year. Included in the fiscal 2011 year-to-date period was a $570 thousand, or $0.02 per diluted share, special charge related to the retirement of the Company's former CEO.

Professional market continues to strengthen; Retail and core Government markets impacted by program suspension

Core customer billings, which the Company believes is an appropriate measure of performance and progress of the business, were $3.7 million in the second quarter of fiscal 2011 compared with $4.3 million in the corresponding period of the prior fiscal year and $5.4 million in the trailing quarter ended September 30, 2010. Core customer billings exclude billings of $0.4 million, $11.5 million and $0.4 million associated with the U.S. Government contract in the second quarters of fiscal 2011 and 2010, and quarter ended September 30, 2010, respectively. Included in the trailing quarter ended September 30, 2010, was $550 thousand in billings related to the initial order of Sharps' TakeAway System™ envelope solution by one of the country's largest retail pharmacy chains.  Year-to-date core customer billings were $9.0 million in fiscal 2011 and $8.9 million in fiscal 2010, an increase of 1.6%.

David P. Tusa, President and CEO of Sharps Compliance, commented, "The delay in the re-launch of the TakeAway™ envelope solution deferred about $800 thousand of billings from the December 2010 to the March 2011 quarter.  This, coupled with the slower than expected flu shot business for the December 2010 quarter, resulted in the negative comparison for the quarter.  Nonetheless, we believe the re-launch of our "one of a kind" TakeAway Envelope solution establishes Sharps as the provider of choice with a key differentiator in the market place.  Our telemarketing initiative drove record quarterly billings in the Professional market which experienced a 38% increase.  We continue to be very excited about our growth opportunities in the professional market which is becoming increasingly more aware of our cost effective alternative to the traditional pick-up service."

Professional market billings grew $144 thousand, or 38.4%, to $519 thousand in the quarter. The growth in the Professional market was a direct result of the Company's targeted telemarketing activities to educate doctors, dentists and veterinarians on the significant cost advantage and convenience of the Company's flagship Sharps Recovery System™ over the traditional pick-up service. The Company's inside sales initiative contributed $148 thousand in Professional market billings in the fiscal 2011 second quarter compared with $5 thousand for the prior year quarter and $125 thousand in the trailing quarter ended September 30, 2010.  Sequential quarterly billings from the inside sales initiative are expected to double in the March 2011 quarter.  Also contributing to the Professional market increase was higher sales through the Company's distributor network. In the first half of fiscal 2011, Professional billings increased 24.5% to $1.0 million.

Second quarter Home Health Care billings were $1.6 million, up 2.2% over the prior year period primarily due to improved sales by home health care related distributors addressing the growing trend of patient volumes in the home health care industry. For the first six months of fiscal 2011, billings for the Home Health Care market increased $390 thousand, or 11.9% to $3.7 million.

Retail market billings for the second quarter of fiscal 2011 were negatively affected by the timing of customer orders as pharmacies had accelerated their purchases for the 2010 flu shot season. Retail billings were down $649 thousand, or 45.7%, to $771 thousand in the quarter, however, the overall flu shot related business generated in the January to December 2010 period remained essentially flat over the prior calendar year as overall growth in the number of shots administered in the retail setting offset the decline in demand from the previous year's H1N1 vaccinations. For the fiscal 2011 year-to-date period, Retail billings were $2.7 million compared with $3.0 million for the corresponding period in fiscal 2010.

Core government billings for the second quarter of 2011 were down $178 thousand to $70 thousand as a result of the TakeAway System™ Envelope program suspension, which was a component of the Veterans Administration (VA) pilot. The VA pilot program continues to progress and is currently operating in twenty-two states plus the District of Columbia. For the first six months of fiscal 2011, core Government billings of $291 thousand were consistent with the prior year period.

Sales to the Pharmaceutical industry continue to fluctuate due to the variability in timing associated with the Patient Support Programs the Company provides to the drug manufacturers.

TakeAway System™ Re-launch

Subsequent to the close of the fiscal 2011 second quarter, effective January 7, 2011, Sharps re-launched its TakeAway System™ envelope solution under a special mailing exception issued by the United States postal service after meeting the newly defined and enhanced requirements. The solution is designed to provide a means for the efficient, cost-effective and proper disposal of unused, non-controlled medications, including over-the-counter products for consumers and patients.

Mr. Tusa, commented, "Although the TakeAway System™ Envelope Solution re-launch took a bit longer than we had originally anticipated, we are the only company in the U.S. permitted to provide this comprehensive, managed solution for the proper disposal of unused dispensed medications, other than controlled substances, through the mail. And, importantly, our product line will now include permanent shelf presence in some of the nation's largest drug chains. Given the approximately 50,000 retail pharmacies in the U.S., we estimate the total annual market to be in excess of $40 million."

Second Quarter and Year-to-Date Fiscal 2011 Operating Performance; Reallocating resources to strengthen marketing strategies

Gross margin was 26.6% in the second quarter of fiscal 2011 down primarily due to lower volume from gross margin of 66.7% in the fiscal 2010 second quarter. The Company, which is highly levered on volume, made investments in its infrastructure during the first half of calendar year 2010 in order to provide for the capacity to take on sudden large increases in volume. As a result, the combination of lower volume and greater capacity creates negative leverage and adversely impacts gross margin. For the fiscal 2011 year-to-date period, gross margin was 30.9% compared with 68.7% in the same period the prior fiscal year.

Selling, general and administrative (SG&A) expense was $2.3 million for the second quarter of fiscal 2011, an increase of $234 thousand, or 11.1%, from the $2.1 million reported in the second quarter of fiscal 2010. Higher SG&A costs reflect the growth in the Company's sales and marketing efforts and investments made to support additional volume expansion in the near term. SG&A for the second quarter of fiscal 2011 decreased slightly compared with SG&A expense of $2.4 million for the trailing first quarter of fiscal 2011. For the six-months ended December 31, 2010, SG&A expense was $4.7 million compared with $3.9 million for the corresponding period of the prior year, an increase of $0.8 million, or 20.3%

The Company expects SG&A for fiscal year 2011 to be approximately $9.5 million barring additional targeted marketing opportunities which management may deem appropriate.

Operating loss for the second quarter of fiscal 2011 was $1.2 million compared with operating income of $8.4 million for the second quarter of fiscal 2010. Operating loss for the six-months ended December 31, 2010 was $2.4 million compared with operating income of $17.4 million in the same period the prior fiscal year period.

Mr. Tusa, commented, "We have reallocated resources throughout the Company to be better aligned with the implementation of our more targeted and aggressive sales, marketing and market awareness building strategies. We expect that our multi-pronged approach to create demand and penetrate our targeted audiences more rapidly will increase our rate of growth in our core markets while expanding awareness of our products and services and the issues that drive the need for them. This will include a more focused approach regarding our key target markets, including utilizing more web-based media."

Liquidity and Balance Sheet Strength

Cash and cash equivalents were $17.8 million at December 31, 2010 compared with $18.1 million at June 30, 2010, while working capital was $21.9 million at December 31, 2010 compared with the fiscal 2010 year-end level of $21.6 million. At December 31, 2010, stockholders' equity and total assets were $26.8 million and $31.5 million, respectively, compared with $26.9 million and $31.6 million, respectively, at June 30, 2010.  The balance sheet also reflects a current income tax refund receivable of $2.6 million that is expected to be received by the end of calendar year 2011.

Although Sharps maintains a $5.0 million line of credit, no amounts were outstanding at December 31, 2010. The line of credit is available to finance working capital as well as organic expansion opportunities or potential acquisitions.

New marketing and sales initiatives to drive future business

Mr. Tusa noted, "We are taking a more deliberate, research-based, targeted and multi-layered approach to our sales and marketing activities that we expect will accelerate our rate of growth. Our reallocation of resources included headcount reductions while also upgrading talent, budget cuts in certain areas to accommodate new promotional and sales programs while adding on broader market access through the internet, other electronic media and increased investment in our key distributors. We believe that although we have been making measurable headway, that a change in how we were investing our marketing resources was needed in order to create a greater impact in the professional, pharmaceutical, home health care and assisted living markets."

He concluded, "We are in a very unique position and interesting time, as the convergence of national health issues, environmental awareness, change in delivery of health care and the changing structure of our health care system drives the need for our solutions to provide sound, cost-effective, responsible and environmentally-conscious approaches to managing unused medications and medical waste in non-hospital settings. As we develop and expand relationships with our customers which help them better serve their patients' needs, we see these factors beginning to drive their decision making process which supports our belief that we can be the leader in this yet-to-be tapped $2 billion market."

Second Quarter Fiscal Year 2011 Webcast and Conference Call

The Company will host a teleconference today beginning at 11:00 a.m. Eastern Time, during which management will review the financial and operating results for the period and discuss Sharps' corporate strategy and outlook. A question-and-answer session will follow.

The Sharps conference call can be accessed by dialing (201) 689-8560 and entering conference ID number 364173. The webcast can be monitored at www.sharpsinc.com. Webcast listeners will have the opportunity to submit questions to the speakers.  Select questions will be summarized and addressed during the question-and-answer portion of the call.

To listen to the archived call, dial (858) 384-5517, and enter conference ID number 364173. The telephonic replay will be available from 2:00 p.m. ET the day of the teleconference until 11:59 p.m. ET Wednesday, February 2, 2011. A transcript will also be posted once available.

About Sharps Compliance Corp.

Headquartered in Houston, Texas, Sharps is a leading full-service provider of cost-effective management solutions for medical waste and unused dispensed medications generated outside the hospital and large healthcare facility setting.  Its strategy is to capture a large part of the estimated $2 billion untapped market for unused medications, used syringes and medical waste generated outside of hospital and large healthcare settings by targeting the major agencies that are interrelated with this medical waste stream; that is the U.S. government, pharmaceutical manufacturers, home healthcare providers, retail pharmacies and clinics, and the professional market comprised of physicians, dentists and veterinary practices. As a fully integrated medical waste management company providing customer solutions and services, the Company's solid business model, which provides strong margins and significant operating leverage, combined with its early penetration into emerging markets, uniquely positions it for strong future growth.

The Company's flagship product, the Sharps® Recovery System™ (formerly Sharps Disposal by Mail System®), is a comprehensive solution for the containment, transportation, treatment and tracking of medical waste generated outside the hospital and large health care facility setting. Its other products include the Sharps®MWMS™ (Medical Waste Management System), a comprehensive solution designed for rapid deployment in emergency situations and features the Sharps™ Recovery System™ and TakeAway System™ products combined with warehousing, inventory management, training, data and other services. Its TakeAway System™ is designed for individual consumers, retail or mail-order pharmacies, communities and facilities including assisted living, long-term care and correction operations to facilitate the proper disposal of unused dispensed medications.

More information on the Company and its products can be found on its website at: www.sharpsinc.com

Safe Harbor Statement

The information made available in this press release contains certain forward-looking statements which reflect Sharps Compliance Corp.'s current view of future events and financial performance. Wherever used, the words "estimate", "expect", "plan", "anticipate", "believe", "may" and similar expressions identify forward-looking statements. Any such forward-looking statements are subject to risks and uncertainties and the company's future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, the company's ability to educate its customers, development of public awareness programs to educate the identified consumer, customer preferences, the Company's ability to scale the business and manage its growth, the degree of success the Company has at gaining more large customer contracts, managing regulatory compliance and/or other factors that may be described in the company's annual report on Form 10-K, quarterly reports on Form 10-Q and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenues and profitability are difficult to predict. The Company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results express or implied therein will not be realized.

This release contains certain financial information not derived in accordance with generally accepted accounting principles ("GAAP"), including customer billings information. The Company believes this information is useful to investors and other interested parties. Such information should not be considered as a substitute for any measure derived in accordance with GAAP, and may not be comparable to other similarly titled measures of other companies. Reconciliation of this information to the most comparable GAAP measures is included as an attachment to this release.

SHARPS COMPLIANCE CORP. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(unaudited)
(dollars in thousands, except per share data)

	Three-Months Ended			Six-Months Ended
	December 31,			December 31,
	2010	2009	% Change	2010	2009	% Change

Revenue	$ 4,611	$ 15,985	(71.2%)	$ 9,844	$ 31,364	(68.6%)
Cost of revenue	3,385	5,327	(36.5%)	6,806	9,815	(30.7%)
Gross profit	1,226	10,658	(88.5%)	3,038	21,549	(85.9%)
Gross margin	26.6%	66.7%		30.9%	68.7%
SG&A expense	2,339	2,105	11.1%	4,714	3,920	20.3%
Special charge	--	--		570	--
Depreciation and amortization	87	114	(23.7%)	176	208	(15.4%)

Operating income (loss)	(1,200)	8,439		(2,422)	17,421
Operating margin	(26.0%)	52.8%		(24.6%)	55.5%
Other income	15	10		28	13

Net income (loss) before income taxes	$ (1,185)	$ 8,449		$ (2,394)	$ 17,434
Income tax expense (benefit)	(378)	2,832		(790)	5,999
Net income (loss)	$ (807)	$ 5,617		$ (1,604)	$ 11,435

Net income (loss) per share
Basic	$ (0.05)	$ 0.40		$ (0.11)	$ 0.83
Diluted	$ (0.05)	$ 0.38		$ (0.11)	$ 0.78

Weighted Average Shares Outstanding
Basic	14,920	14,015		14,914	13,722
Diluted	14,920	14,883		14,914	14,721

SHARPS COMPLIANCE CORP. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(dollars in thousands)

	December 31, 2010	June 30, 2010
	(Unaudited)
ASSETS:
Current assets:
Cash and cash equivalents	$ 17,847	$ 18,068
Accounts receivable, net	2,014	2,033
Inventory	2,121	1,738
Prepaid and other assets	3,810	3,369
Deferred income taxes	54	83
Total current assets	25,846	25,291
Property and equipment, net	5,396	5,631
Deferred income taxes, net of current portion	--	503
Intangible assets, net	275	207
Total assets	$ 31,517	$ 31,632

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
Accounts payable	$ 1,204	$ 1,220
Accrued liabilities	1,105	1,079
Current portion of deferred revenue	1,591	1,375
Total current liabilities	3,900	3,674
Long-term deferred revenue	466	583
Other liabilities	341	434
Total liabilities	4,707	4,691
Stockholders' equity:
Total stockholders' equity	26,810	26,941
Total liabilities and stockholders' equity	$ 31,517	$ 31,632

SHARPS COMPLIANCE CORP. AND SUBSIDIARIES
Supplemental Customer Billing and Revenue Information
(unaudited)
(dollars in thousands)

	Three-Months Ended December 31,
	2010	% Total	2009	$ Change	% Change
BILLINGS BY MARKET:
Home Health Care	$ 1,642	40.5%	$ 1,606	$ 36	2.2%
Retail	771	19.0%	1,420	(649)	(45.7%)
Professional	519	12.8%	375	144	38.4%
Government	449	11.1%	11,700	(11,251)	(96.2%)
Assisted Living/ Hospitality	293	7.2%	240	53	22.1%
Pharmaceutical	47	1.2%	29	18	62.1%
Other	331	8.2%	359	(28)	(7.8%)
Subtotal	4,052	100.0%	15,729	(11,677)	(74.2%)

GAAP Adjustment *	559		256	303	118.4%
Revenue Reported	$ 4,611		$ 15,985	$ (11,374)	(71.2%)

	Six-Months Ended December 31,
	2010	% Total	2009	$ Change	% Change
BILLINGS BY MARKET:
Home Health Care	$ 3,655	37.3%	$ 3,265	$ 390	11.9%
Retail	2,663	27.2%	2,967	(304)	(10.2%)
Government	1,049	10.7%	22,718	(21,669)	(95.4%)
Professional	991	10.1%	796	195	24.5%
Assisted Living/ Hospitality	573	5.9%	502	71	14.1%
Pharmaceutical	177	1.8%	310	(133)	(42.9%)
Other	680	7.0%	763	(83)	(10.9%)
Subtotal	9,788	100.0%	31,321	(21,533)	(68.7%)
GAAP Adjustment *	56		43	13	30.2%
Revenue Reported	$ 9,844		$ 31,364	$ (21,520)	(68.6%)

* Represents the net impact of the revenue recognition adjustments to arrive at reported GAAP revenue. Customer billings include all invoiced amounts for products shipped during the period reported. GAAP revenue includes customer billings as well as numerous adjustments necessary to reflect, (i) the deferral of a portion of current period sales and (ii) recognition of certain revenue associated with product returned for treatment and destruction. The difference between customer billings and GAAP revenue is reflected in the Company's balance sheet as deferred revenue.
CONTACT: David P. Tusa
         Sharps Compliance Corp.
         CEO and President
         Phone: (713) 660-3514
         Email: dtusa@sharpsinc.com

         Deborah Pawlowski
         Kei Advisors LLC
         Investor Relations
         Phone: (716) 843-3908
         Email: dpawlowski@keiadvisors.com